Filed pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333- 132864

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated May 25, 2007)

MACROCHEM CORPORATION

COMMON STOCK

21,463,002 SHARES

This Prospectus Supplement No. 1 amends the Prospectus dated May 25, 2007 (as so amended, the “Prospectus”) relating to the offer and sale from time to time of up to 21,463,002 shares of the common stock of MacroChem Corporation (the “Company” or “MacroChem”) by selling shareholders of the Company.

You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement includes information relating to recent developments and the financial condition and results of operation of the Company as of and for the period ended June 30, 2007, and also amends the table and the footnotes to the table appearing under the caption “Selling Stockholders” in the Prospectus.

Investing in our common stock involves a high degree of risk. See Risk Factors beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 23, 2007

Recent Developments

Genaera License

In July 2007, MacroChem entered into an option agreement (the “Option”) with Genaera Corporation ("Genaera") pursuant to which MacroChem paid $250,000 for an option to acquire exclusive worldwide license rights for drug uses of pexiganan, a novel, small peptide anti-infective for topical treatment of patients with mild diabetic foot infection, from Genaera pursuant to a license agreement (the “License Agreement”). On October 3, 2007, MacroChem exercised the Option and entered into the License Agreement thereby acquiring the exclusive worldwide license rights for the drug uses of pexiganan.

Under the terms of the License Agreement, MacroChem will pay Genaera an initial fee of $1 million through February 1, 2008. The deal terms also include payments of $7 million to Genaera upon the achievement of certain clinical and regulatory milestones through approval, sales-based milestones of up to $35 million, and 10% royalty payments on net sales. In addition, MacroChem assumed all clinical development, manufacturing and regulatory activities for pexiganan. MacroChem will require additional funding to fully develop the product.

Financing

On October 10, 2007, MacroChem entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers listed on the signature pages thereto (the “Purchasers”), pursuant to which MacroChem issued in a private placement 5,891,667 shares of its common stock and five-year warrants (the “Warrants”) to purchase 1,767,500 shares of MacroChem common stock at an exercise price of $0.60 per share, for an aggregate purchase price of $3,535,000. In connection with the private placement, all of the outstanding shares of MacroChem's Series C Cumulative Convertible Preferred Stock (the “Series C Preferred”) were converted into 12,571,850 shares of common stock, which reflects an adjustment pursuant to the terms of the Series C Preferred of the conversion price from $1.05 to $.60, the sale price of the common stock in the private placement. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued with the Series C Preferred have been reset to purchase 17,885,848 shares of common stock at an exercise price of $.60 per share, pursuant to anti-dilution provisions of those warrants.

The Purchasers in the private placement included four current MacroChem stockholders, including Robert J. DeLuccia, the president and chief executive officer of MacroChem and a director, John L. Zabriskie, Jr., the chairman of the board and Iroquois Master Fund Ltd.

In connection with the private placement, MacroChem entered into a Director Designation Agreement dated as of October 1, 2007 with SCO Capital Partners, L.P. ("SCO"), a current stockholder and a Purchaser, pursuant to which, for so long as SCO holds 20% of MacroChem’s outstanding common stock, SCO has the right to designate two individuals to serve on MacroChem’s board of directors. SCO previously held the right to designate two individuals to serve on MacroChem’s board of directors for so long as it held 20% of MacroChem’s outstanding Series C Preferred.

Griffin Securities, Inc. ("Griffin") acted as placement agent in connection with the private placement. For its services as placement agent, Griffin received a fee equal to 7% of the aggregate amount of the offering proceeds of the private placement or $247,450, and warrants to purchase 589,166 shares of common stock upon the same terms as the Warrants issued to the Purchasers contained in Exhibit 10.3 attached hereto. MacroChem also paid Griffin’s out-of-pocket expenses incurred in connection with the private placement. Mark J. Alvino, a director of MacroChem, is an officer of Griffin, which designated Mr. Alvino to receive a portion of its warrant compensation, namely a warrant to purchase 218,333 shares of common stock.

Selling Security Holders

As a result of the change in the conversion price of the Series C Preferred noted above , footnotes (2) through (7), (10), (11), (13), (14), and (16) through (20) to the table appearing under the heading “Selling Security Holders” beginning on page 50 of the Prospectus, are hereby replaced in their entirety with the following in order to reallocate the number of shares of common stock that a selling stockholder may sell pursuant to this Prospectus between the common stock issued upon conversion of the Series C Preferred and upon exercise of the warrants. This reallocation does not change or increase the number of shares offered under the Prospectus.

(2) Includes 12,571,847 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 3,583,802 shares issuable upon the exercise of warrants.

(3) Includes 246,507 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 134,446 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(4) Includes 835,617 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock held by Beach Capital LLC, and 116,764 shares issuable upon the exercise of warrants held by Beach Capital LLC. For purposes of reporting beneficial ownership amounts, the shares beneficially owned by Beach Capital LLC have been aggregated with those beneficially owned by SCO Capital Partners LLC and SCO Capital Partners, L.P. Steven H. Rouhandeh, in his capacity as the managing member of Beach Capital LLC, has the sole power to direct the vote and disposition of the shares held by Beach Capital LLC. Beach Capital LLC has opted out of the beneficial ownership cap described above.

(5) Includes 584,931 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 81,736 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(6) Includes 83,561 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 11,678 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder are subject to the 4.95% beneficial ownership cap described above.

(7) Includes 83,561 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 11,678 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder are subject to the 4.95% beneficial ownership cap described above.

(10) Includes 334,247 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 332,420 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(11) Includes 835,617 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 274,001 shares issuable upon the exercise of warrants. Mr. Jeffrey B. Davis is the managing member of Lake End Capital LLC and exercises sole voting and dispositive power with respect to the shares owned by Lake End Capital LLC. Mr. Davis is also the president of SCO Securities LLC, the placement agent for the private placement of our Series C Cumulative Convertible Preferred Stock and a financial advisor to the Company. On December 29, 2005, Mr. Davis was appointed to our board of directors. Mr. Davis was designated to serve as a director by SCO Capital Partners LLC in accordance with terms and provisions of the securities purchase agreement.

(13) Includes 501,370 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 70,059 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(14) Includes 2,206,028 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 479,686 shares issuable upon the exercise of warrants issued in the recent private placement. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 9.95% beneficial ownership cap described above.

(16) Includes 5,013,698 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 1,258,014 shares issuable upon the exercise of warrants. For purposes of reporting beneficial ownership amounts, the shares beneficially owned by SCO Capital Partners LLC have been aggregated with those beneficially owned by Beach Capital LLC and SCO Capital Partners, L.P. Steven H. Rouhandeh has the sole power to direct the vote and disposition of the shares owned by SCO Capital Partners LLC. SCO Capital Partners LLC has opted out of the beneficial ownership cap described above.

(17) Includes 150,410 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock held by SCO Capital Partners, L.P. For purposes of reporting beneficial ownership amounts, the shares beneficially owned by SCO Capital Partners, L.P. have been aggregated with those beneficially owned by SCO Capital Partners LLC and Beach Capital LLC. Steven H. Rouhandeh, in his capacity as the managing member of the general partner of SCO Capital Partners, L.P., has the sole power to direct the vote and disposition of the shares held by SCO Capital Partners, L.P. SCO Capital Partners, L.P. has opted out of the beneficial ownership cap described above.

(18) Includes 417,808 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 58,383 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants issued in the recent private placement that are held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above. Also includes 615 shares issuable upon the exercise of warrants issued in a private placement in July 2001, which warrants are exercisable within 60 days. These 615 shares issuable upon the exercise of warrants are not being registered for resale under this prospectus. Steve Derby exercises voting and investment authority over the shares held by this selling shareholder.

(19) Includes 125,342 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 74,658 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(20) Includes 1,153,150 shares issued upon the conversion of Series C Cumulative Convertible Preferred Stock and 275,421 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

In addition, the selling stockholder table on page 50 of the Prospectus is hereby amended to replace the entry for SCO Capital Partners, L.P. in its entirety with the following:

Selling Stockholder	Shares Beneficially Owned Prior To Offering (1)	Shares Being Offered (2)	Shares Owned And Ownership Percentage After Offering (1)
SCO Capital Partners, L.P. (17)	16,025,535	150,410	85,714	*

The preceding amendment to the selling stockholders table is made to allocate 64,696 unused shares registered under this Prospectus to shares that may be sold by SCO Capital Partners, L.P., in order to cover additional shares SCO Capital Partners, L.P received upon conversion of its outstanding Series C Cumulative Convertible Preferred Stock in connection with the private placement. This reallocation does not change or increase the number of shares offered under the Prospectus.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) Of THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended June 30, 2007

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the Transition Period from ____ to ____

Commission file number 0-13634

MACROCHEM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2744744
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 Washington Street, Suite 220, Wellesley Hills, Massachusetts 02481

(Address of principal executive offices, Zip Code)

781-489-7310

(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

Yes	X	No

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	X

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes	No	X

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding at July 18, 2007:
Common Stock, $.01 par value	3,680,346

INDEX TO FORM 10-Q

		Page Number
PART I	FINANCIAL INFORMATION
Item 1	Financial Statements
	Condensed Balance Sheets June 30, 2007 (Unaudited) and December 31, 2006	3
	Condensed Statements of Operations for the Three and Six Months Ended June 30, 2007 and 2006 (Unaudited)	4
	Condensed Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006 (Unaudited)	5-6
	Notes to Unaudited Condensed Financial Statements	7-16
Item 2	Management’s Discussion and Analysis of Financial Condition and Results of Operations	17-25
Item 3	Qualitative and Quantitative Disclosures about Market Risk	26
Item 4	Controls and Procedures	26
PART II	OTHER INFORMATION
Item 1A	Risk Factors	27
Item 4	Submission of Matters to a Vote of Security Holders	27
Item 6	Exhibits	28
SIGNATURES		29
EXHIBIT INDEX		30

Item 1. Financial Statements

MACROCHEM CORPORATION

CONDENSED BALANCE SHEETS

	June 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$760,957	$738,264
Short-term investments	2,108,869	4,157,038
Prepaid expenses and other current assets	231,652	153,660
Total current assets	3,101,478	5,048,962

Property and equipment, net	29,375	37,391

Patents, net	542,276	567,604

Total assets	$3,673,129	$5,653,957

LIABILITIES
Current liabilities:
Accounts payable	$48,486	$85,473
Accrued expenses and other liabilities	269,783	183,362
Total current liabilities	318,269	268,835

Warrants liability (Note 5)	2,660,967	870,098
Total liabilities	2,979,236	1,138,933

Commitments and contingencies (Note 3)

Preferred stock, $.01 par value, liquidation value of $7,522,500 and $8,053,400; 6,000,000 shares authorized, 752 and 805 shares Series C Convertible issued and outstanding at June 30, 2007 and December 31, 2006, respectively (Note 5)	311,778	333,783

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized; 3,680,875 and 2,620,679 shares issued at June 30, 2007 and December 31, 2006, respectively	36,809	26,206
Additional paid-in capital	86,304,380	85,599,924
Accumulated deficit	(85,899,964)	(81,385,779)
Less treasury stock, at cost, 529 shares at June 30, 2007 and December 31, 2006	(59,110)	(59,110)
Total stockholders’ equity	382,115	4,181,241

Total liabilities and stockholders’ equity	$3,673,129	$5,653,957

The accompanying notes are an integral part of these unaudited condensed financial statements.

MACROCHEM CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2007 and 2006

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
OPERATING EXPENSES:
Research and development	$257,949	$90,243	$556,398	$156,225
Marketing, general and administrative	897,953	976,560	1,902,264	2,117,687
TOTAL OPERATING EXPENSES	1,155,902	1,066,803	2,458,662	2,273,912

LOSS FROM OPERATIONS	(1,155,902)	(1,066,803)	(2,458,662)	(2,273,912)

OTHER INCOME:
Interest income	18,615	73,410	53,145	119,152
Gain (loss) on change in value of warrant liability	(1,515,006)	5,403,825	(1,790,869)	4,573,832
Gain (loss) on sale of equipment	52,000	-----	68,000	-----
TOTAL OTHER INCOME (LOSS) (NOTE 5)	(1,444,391)	5,477,235	(1,669,724)	4,692,984

NET INCOME OR (LOSS)	$(2,600,293)	$4,410,432	$(4,128,386)	$2,419,072

BENEFICIAL CONVERSION FEATURE (NOTE 5)	-----	-----	-----	(11,895)

DIVIDEND ON SERIES C CUMULATIVE PREFERRED STOCK	(193,100)	(205,424)	(385,799)	(345,076)

NET INCOME OR (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(2,793,393)	$4,205,008	$(4,514,185)	$2,062,101

BASIC NET INCOME OR (LOSS) PER COMMON SHARE	$(0.86)	$3.86	$(1.48)	$1.98

DILUTED NET INCOME OR (LOSS) PER COMMON SHARE	$(0.86)	$0.57	$(1.48)	$0.31

WEIGHTED AVERAGE SHARES USED TO COMPUTE BASIC NET INCOME OR (LOSS) PER COMMON SHARE	3,256,959	1,089,441	3,048,776	1,043,969

WEIGHTED AVERAGE SHARES USED TO COMPUTE DILUTED NET INCOME OR (LOSS) PER COMMON SHARE	3,256,959	7,722,863	3,048,776	7,677,391

The accompanying notes are an integral part of these unaudited condensed financial statements

MACROCHEM CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2007 and 2006

(Unaudited)

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4,128,386)	$2,419,072
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	33,344	47,455
Stock-based compensation	307,255	674,597
Loss(Gain) on change in value of warrant liability	1,790,869	(4,573,832)
Change in assets and liabilities:
Prepaid expenses and other current assets	(77,992)	(203,230)
Accounts payable and accrued expenses	49,434	(10,609)
Net cash used in operating activities	(2,025,476)	(1,646,547)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of short-term investments	2,048,169	-----
Purchases of short-term investments	-----	(5,835,354)
Expenditures for property and equipment	-----	(436)
Additions to patents	-----	(35,733)
Net cash provided by (used in) investing activities	2,048,169	(5,871,523)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Series C Cumulative Convertible Preferred Stock and Warrants	-----	5,186,908
Net cash provided by financing activities	-----	5,186,908

Net change in cash and cash equivalents	22,693	(2,331,162)
Cash and cash equivalents at beginning of period	738,264	3,023,436

Cash and cash equivalents at end of period	$760,957	$692,274

The accompanying notes are an integral part of these unaudited condensed financial statements.

(Continued)

MACROCHEM CORPORATION

STATEMENTS OF CASH FLOWS (Continued)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

The Company did not pay any cash for interest expense or income taxes during the six-month periods ended June 30, 2007 and 2006.

The accompanying notes are an integral part of these unaudited condensed financial statements.

MACROCHEM CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

All references to share amounts, share prices and per share data in the Unaudited Condensed Financial Statements and these accompanying Notes reflect both the 1-for-7 reverse stock split effected on December 30, 2005 and the 1-for-6 reverse stock split effected on February 9, 2006. Accordingly, where appropriate, share amounts, share prices and per share data have been adjusted to give retroactive effect to the reverse splits.

(1)	Basis of Presentation and Operations

The financial statements included herein have been prepared by MacroChem Corporation (“MacroChem” or the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated. The unaudited condensed financial statements included herein should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Company has been engaged primarily in research and development since its inception in 1981 and has derived limited revenues from the commercial sale of its products, licensing of certain technology and feasibility studies. The Company has had no revenues relating to the sale of any products currently under development. The Company has incurred losses from operations every year since its inception and the Company anticipates that losses will continue for the foreseeable future. At June 30, 2007, the Company’s accumulated deficit was $85,899,964. At June 30, 2007, the Company believes that its existing cash, cash equivalents and short-term investments are sufficient to fund operations under the Company’s current operating plan into the first quarter of 2008. The Company’s continuation as a going concern depends on its ability to obtain additional financing, to consummate a strategic transaction or to make alternative arrangements to fund its operations. There can be no assurance that the Company will be able to obtain additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund its operations. The Company’s cash requirements may vary materially from those now planned because of changes in the focus and direction of its research and development programs, identification of additional product candidates and technologies, competitive and technical advances, patent developments or other developments related to the status of fund raising.

The Company organizes itself as one segment reporting to the Chief Executive Officer. Products and services consist primarily of research and development activities in the pharmaceutical industry.

The results disclosed in the Statement of Operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year.

(2)	Stock Based Compensation

Stock Incentive Plans

The Company has granted options to purchase the Company’s common stock to employees and directors under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, and performance awards, among others. The plans are administered by the Board of Directors or the Compensation Committee of the Board of Directors, which determine the terms of the awards granted. Stock options are generally granted with an exercise price equal to the market value of a share of common stock on the date of grant, have a term of ten years or less, and vest over terms of two to three years from the date of grant.

Stock Based Compensation

The Company has classified stock-based compensation within the same operating expense line items as cash compensation paid to employees. For the three and six months ended June 30, 2007, the charge to operations for stock based compensation was $150,813 and $307,255, respectively. For the three and six months ended June 30, 2006, the charge to operations for stock based compensation was $216, 240 and $674,597, respectively.

Valuation Assumptions for Stock Options

The fair value of stock options granted during the three and six months ended June 30, 2007 and 2006 was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Three and Six Months Ended June 30,
	2007	2006

Risk-free interest rate	4.49%	4.72%
Expected life of option grants	6 years	6 years
Expected volatility of underlying stock	113%	102%
Expected dividend payment rate, as a percentage of the stock price on the date of grant	0%	0%

The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts. The expected volatility is based on a combination of the Company’s historical stock price and volatility. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding.

Stock option activity for the six months ended June 30, 2007 was as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life	Weighted Average Remaining Life
Outstanding, December 31, 2006	1,055,693	$10.21	8.92
Granted	982,000	$0.65	9.50
Exercised	——	—
Canceled or Expired	(51,634)
Outstanding, June 30, 2007	1,986,059	$5.72	9.03	$0
Exercisable, June 30, 2007	725,726	$14.03	8.41	$0

The weighted average grant date fair value of options granted during the six months ended June 30, 2007 was $546,592. The remaining unrecognized compensation cost related to unvested awards at June 30, 2007 was approximately $774,000 and the weighted average period of time over which this cost will be recognized is 2.25 years.

(3)	Commitments and Contingencies

Lease Commitments- In accordance with certain capital lease contracts, in the event that they are terminated early, approximately $132,400 would be owed as early termination payments.

(4)	Basic and Diluted Income or (Loss) Per Share

The following is a reconciliation of net income (loss) and weighted average common shares outstanding for purposes of calculating basic and diluted income (loss) per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Basic income (loss) per common share computation: Numerator: Net income (loss) used for basic income (loss) per common share	$(2,793,392)	$4,205,008	$(4,514,183)	$2,062,101
Denominator: Weighted average shares used for basic income (loss) per common share	3,256,959	$1,089,441	3,048,776	1,043,969

Basic income (loss) per common share	$(0.86)	$3.86	$(1.48)	$1.98
Diluted income (loss) per common share Computation:
Numerator:
Net income (loss) used for basic income (loss) per common share	$(2,793,392)	$4,205,008	$(4,514,183)	$2,062,101
Dividend on convertible preferred		205,424		345,076
Net income (loss) used for diluted income (loss) per common share	$(2,793,392)	$4,410,432	$(4,514,183)	$2,407,177
Denominator:
Weighted average shares used for basic income (loss) per common share	3,256,959	1,089,441	3,048,776	1,043,969
Effect of dilutive securities:
Convertible preferred stock and warrants	------	6,633,422	------	6,633,422
Weighted average shares used for diluted income (loss) per common share	3,256,959	7,722,863	3,048,776	7,677,391
Diluted income (loss) per common share	$(0.86)	$0.57	$(1.48)	$0.31

Potential common shares are not included in the per share calculations for diluted loss per share, because the effect of their inclusion would be anti-dilutive. Dilutive shares not included in the loss per share calculation for the three and six months ended June 30, 2007 were 17,863,822.

(5)	Stockholders’ Equity

Authorized Capital Stock – Authorized capital stock consists of 100,000,000 shares of $.01 par value common stock of which 3,680,875 shares are issued (3,680,346 are outstanding) and 17,938,822 are reserved for issuance upon exercise of common stock options, warrants and conversion of Series C Cumulative Convertible Preferred Stock and restricted stock at June 30, 2007. Authorized preferred stock totals 6,000,000 shares, of which 500,000 shares have been designated Series A Preferred Stock, 600,000 shares have been designated Series B Preferred Stock and 1,500 shares have been designated Series C Cumulative Convertible Preferred Stock (752.25 shares were outstanding at June 30, 2007). The Series C Preferred Stock has a liquidation value of $10,000 per share, is entitled to a dividend of 10% per annum, payable in cash or shares of our common stock at our option, which dividend rate is subject to increase to 14% upon the occurrence of certain events. The Series C Preferred Stock is redeemable at the holder’s election in the event the Company fails or refuses to convert any shares of Series C Preferred Stock in accordance with the terms of the Certificate of Designation, Rights and Preferences of the Series C Preferred Stock. The number of shares of common stock into which each share of Series C Preferred Stock is convertible is determined by dividing the liquidation value per share plus all accrued and unpaid dividends thereon by $1.05.

During 1998, the Company’s Board of Directors authorized the repurchase of up to 23,809 shares of common stock at market price. The Company repurchased no shares in 2004, 2005 and 2006. At June 30, 2007, 529 repurchased shares remain available for future use and 16,180 shares are available to be repurchased.

Relevant Material Terms: The terms and provisions of the Series C Preferred Stock are set forth in the Certificate of Designations, Rights and Preferences of Series C Cumulative Convertible Preferred Stock (the “Certificate of Designations”). Certain material terms of the Series C Preferred Stock relevant to this response are summarized below:

Obligations to Register Shares: When issued, the securities offered and sold to the Purchasers in the Series C Financing were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were sold in reliance upon the exemption from securities registration afforded by Regulation D under the Securities Act. All of the Purchasers represented to MacroChem that they were “accredited investors”, as defined in Rule 501 of Regulation D. In connection with the Series C Financing, MacroChem entered into an Investor Rights Agreement with the Purchasers, pursuant to which MacroChem was required to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock issuable upon conversion of the Series C Preferred Stock, issuable as payment of dividends on the Series C Preferred Stock and issuable upon exercise of the Warrants and the warrants issued to the placement agent. The registration statement was filed and became effective on April 18, 2006.

Dividends: The Series C Preferred Stock accrues dividends at the rate of 10% of the stated price annually, payable quarterly in cash or common stock. All dividends payable to date have been paid in Common Stock.

Liquidation: Upon liquidation, dissolution or winding up, the holders of Series C Preferred Stock are entitled, before any distributions are made to the holders of the common stock, or any other class or series of capital stock of the Company ranking junior to the Series C Preferred Stock as to such distributions, to be paid an amount equal to $10,000 per share and any unpaid dividends thereon, subject to adjustment.

Voting: The Certificate of Designations contains a provision that restricts a holder of Series C Preferred Stock from (i) converting Series C Preferred Stock into common stock to the extent that such conversion would result in the holder owning more than 4.95% of the issued and outstanding common stock of the Company or (ii) voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.95% of the issued and outstanding common stock of the Company. The Warrants issued pursuant to the purchase agreement contain a similar restriction (collectively, the “Beneficial Ownership Cap”). A holder of Series C Preferred Stock or a Warrant may elect, subject to certain conditions, to be exempt from the Beneficial Ownership Cap. Subject to the Beneficial Ownership Cap restrictions, as of the date of the second closing of the private placement financing in February 2006 (the “Second Closing”), the Series C Preferred Stock acquired by the purchasers was convertible into 4,967,920 shares of common stock and the holders of the Series C Preferred Stock vote on an as-converted basis with the holders of our common stock, and therefore held approximately 63.5% of the voting power of our outstanding securities. Assuming both the conversion of the Series C Preferred Stock and the exercise of all of the Warrants acquired by the purchasers, in each case subject to the Beneficial Ownership Cap restrictions, the purchasers would have held approximately 84.9% of the outstanding common stock of the Company as of the date of the Second Closing.

Redemption: If the Company fails or refuses to convert any shares of Series C Preferred Stock in accordance with the terms of the Series C Preferred Stock, the holders of the Series C Preferred Stock are entitled to elect to require the Company to redeem their Series C Preferred Stock. In the event of a redemption, the redemption price per share of Series C Preferred Stock is an amount in cash equal to the greater of (1) all accrued but unpaid dividends as of the date the holder makes the demand for redemption with respect to each share to be redeemed plus the $10,000 liquidation preference per share or (2) the total number of shares of common stock into which such Series C Preferred Stock is convertible multiplied by the then-current market price of the common stock.

Given that the redemption provision described above does not embody an unconditional obligation requiring the Company to redeem the instrument at a specified or determinable date or upon an event certain to occur, the Series C Preferred Stock is not a mandatorily redeemable financial instrument. Therefore, the Company determined that the guidance in FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which requires liability classification for mandatorily redeemable financial instruments, does not apply.

Rule 5-02.28 of Regulation S-X requires securities with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity. The holders of the Series C Preferred Stock control a majority of the voting power of the Company’s common stock and, as a result of this control, could directly or indirectly influence the triggering of the redemption provision by, for example, refusing to approve an increase in the authorized but unissued shares of common stock of the Company if, in the future, such increase were necessary to effect the conversion of the Series C Preferred

Stock. Accordingly, the redemption provision is not solely within the Company’s control, and thus the Series C Preferred Stock is not permanent equity.

Because the Series C Preferred Stock did not qualify for treatment as a liability or as permanent equity as described above, the Company recorded the portion of the proceeds attributable to the Series C Preferred Stock as mezzanine equity pursuant to EITF Topic D-98, Classification and Measurement of Redeemable Securities. Because the Company has a substantial amount of authorized but unissued common stock (in excess of 95 million shares), the occurrence of a redemption event is not considered probable, and thus the carrying value of the Series C Preferred Stock was not accreted to its redemption value.

Conversion: Each convertible preferred share is convertible into shares of common stock. The number of shares of common stock into which each share of Series C Preferred Stock is convertible is determined by dividing the liquidation value per share plus all accrued but unpaid dividends thereon by $1.05.

The Company evaluated whether the embedded conversion feature in the Series C Preferred Stock required bifurcation and determined, in accordance with paragraph 12 of SFAS 133, that the economic characteristics and risks of the embedded conversion feature in the Series C Preferred Stock were clearly and closely related to the underlying common stock. In conducting this evaluation, the Company recognized that the cumulative fixed dividend and the potential redemption requirement of the Series C Preferred Stock are characteristics of debt. The Company also recognized, however, that the Series C Preferred Stock had the following equity like characteristics: the Series C Preferred Stock clearly gives the stockholders both existing and ongoing rights of ownership (i.e., a residual interest), as the holders of Series C Preferred Stock are entitled to vote on an as-converted basis with the holders of our common stock; the dividend, while fixed, is payable quarterly in cash or common stock at the Company’s election, and, to date, the Company’s Board of Directors has declared each quarterly dividend to be paid in shares of common stock; the redemption rights of the Series C preferred stock are perpetual and do not have a stated maturity or redemption date, unlike debt instruments; and the right of the holders of the Series C Preferred stock to receive payments, including the liquidation preference, is not secured by any collateral. Consequently, when all of the economic characteristics and risks of the Series C Preferred Stock are considered as a whole, the Company concluded that the Series C Preferred Stock is more akin to equity than to debt and, as a result, the Company concluded that bifurcation was not required under SFAS 133.

Pursuant to the guidance in paragraph 5 of EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, we allocated the proceeds from the Series C financing between the Series C Preferred Stock and the warrants based upon their estimated fair values as of the closing date. We then calculated the intrinsic value of the beneficial conversion feature embedded in the Series C Preferred Stock. As the amount of the beneficial conversion feature exceeded the value allocated to the Series C Preferred Stock, the amount of the beneficial conversion feature recorded was limited to the proceeds allocated to the Series C Preferred Stock. The beneficial conversion value of

$330,243 was recognized as an additional discount on the Series C Preferred Stock which amount was immediately accreted and treated as a deemed dividend to the holder of the shares of Series C Preferred Stock as all of the Series C Preferred Stock was eligible for conversion upon issuance.

Stock Sales –In March 2004, the Company sold 128,619 shares of common stock and warrants to purchase 25,723 shares of common stock to primarily institutional investors. Gross proceeds were $7,292,700 ($6,681,274 net of issuance costs) and were allocated between the common stock and the warrants based on the relative fair value of the warrants and common stock. In April 2005, the Company sold approximately 65,040 shares of common stock and warrants to purchase 32,520 shares of common stock to institutional investors and to certain executive officers and directors of the Company. Gross proceeds were $815,000 ($601,342 net of cash issuance costs) and were allocated between the common stock and the warrants based on the relative fair value of the warrants and common stock. In December 2005, the Company sold 250 shares of Series C Cumulative Convertible Preferred Stock and warrants to purchase 2,380,951 shares of common stock to institutional investors. Gross proceeds were $2,500,000 ($2,125,943 net of cash issuance costs) and were allocated between the Series C Cumulative Convertible Preferred Stock and the warrants based on the fair value of the warrants. In February 2006, the Company sold 575.5 shares of Series C Cumulative Convertible Preferred Stock and warrants to purchase 5,480,952 shares of common stock to institutional investors. Gross proceeds were $5,755,000 ($5,186,908 net of cash issuance costs) and were allocated between the Series C Cumulative Convertible Preferred Stock and the warrants based on the fair value of the warrants.

Warrants – On February 13, 2006, the Company closed a private placement in which institutional investors received six-year warrants to purchase 5,480,961 shares of the Company’s common stock at an exercise price of $1.26 per share (“Investor Warrants”). As of June 30, 2007, none of the $1.26 Investor Warrants had been exercised. The placement agent in the transaction received a warrant to purchase approximately 548,095 shares of common stock at a purchase price of $1.05 for a period of six years (“Placement Agent Warrants”). As of June 30, 2007, none of these $1.05 Placement Agent Warrants had been exercised. On December 23, 2005, the Company closed a private placement in which institutional investors received warrants to purchase 2,380,951 shares of common stock at an exercise price of $1.26 per share for a period of six years (“Investor Warrants”). As of June 30, 2007, none of these $1.26 Investor Warrants had been exercised. The placement agent in this transaction received a warrant to purchase approximately 238,905 shares of common stock at a purchase price of $1.05 for a period of six years (“Placement Agent Warrants”). As of June 30, 2007, none of the $1.05 Placement Agent Warrants had been exercised. In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Investor Warrants and the Placement Agent Warrants are included as a liability and valued at fair market value until the Company meets the criteria under EITF 00-19 for permanent equity. Changes in the fair value of such warrants are recorded as a charge or credit to operations each reporting period. The Company valued the Investor Warrants and the Placement Agent Warrants at $2,660,967

on June 30, 2007 using the Black-Scholes method with the following assumptions: a risk-free interest rate of 4.57, volatility of 100%, and a dividend yield of 0%.

On April 19, 2005, the Company closed a private placement in which institutional investors and certain executive officers and directors of the Company received warrants to purchase approximately 32,520 shares of common stock for a period of five years. The exercise price of the warrants is $14.70 per share for the institutional investors and $21.84 for the participating executive officers and directors. As of June 30, 2007, approximately 6,012 of the $14.70 warrants issued to the institutional investors had been exercised and none of the $21.84 warrants issued to participating executive officers and directors had been exercised. The placement agent in this transaction received a warrant to purchase approximately 1,190 shares of common stock at a purchase price of $14.70 for a period of five years. As of June 30, 2007, none of the $14.70 warrants issued to the placement agent had been exercised.

During 2004, the Company conducted a private placement in which primarily institutional investors received warrants to purchase an aggregate of 25,723 shares of common stock at a purchase price of $87.78 per share for a period of five years. As of June 30, 2007, none of the $87.78 warrants had been exercised.

Stock Option Plans – The Company has two stock option plans, the 1994 Equity Incentive Plan (1994 Plan) and the 2001 Incentive Plan (the 2001 Plan).

Under the terms of the 1994 Plan, the Company may no longer award any options. All options previously granted under the 1994 Plan may be exercised at any time up to ten years from the date of award. During the six-month period ended June 30, 2007, no options were granted or exercised and 47 options were cancelled under the 1994 Plan.

Under the terms of the 2001 Plan, the Company may grant options to purchase up to a maximum of 2,373,809 shares of common stock to certain employees, directors and consultants. During the six months ended June 30, 2007, 970,000 options were granted, no options were exercised and 1,587 options were cancelled under the 2001 Plan.

Stock and Stock Option Issuances Outside the Stock Option Plans – During the six months ended June 30, 2006, options to purchase an aggregate of 945,000 shares of common stock were granted to executive officers and directors of the Company, of which 50,000 options have been cancelled. One third of the options vested on the date of grant and the remaining options vest over a two year period with an exercise price of $1.62 per share.

During the six months ended June 30, 2006, 75,000 shares of restricted stock were granted to Robert J. DeLuccia, the Company’s Chief Executive Officer. The restricted stock vests if and when the Company’s common stock trades at or above $4.00 per share for thirty consecutive trading days.

No stock or stock options were issued outside the Stock Option Plans during the six month period ended June 30, 2007.

(6)	Comprehensive Loss

Comprehensive loss is equal to the Company’s net loss for the six months ended June 30, 2007 and 2006.

(7)	Recent Accounting Pronouncements

In June of 2006, the FASB issued Financial Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109, “Accounting for Income Taxes”. The interpretation was effective for fiscal years beginning after December 15, 2006. The adoption of this new standard did not have a material impact on our financial position, results of operations or cash flows.

On September 15, 2006, the FASB issued SFAS Statement No. 157, “Fair Value Measurements” (“SFAS 157”). This statement provides enhanced guidance for using fair value to measure assets and liabilities. This statement also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value in any new circumstances. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not expect our adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

In February of 2007, the FASB issued SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS 159 on our financial results.

(8)	Subsequent Event

On July 3, 2007, the Company signed an exclusive option to acquire exclusive worldwide license rights for drug uses of pexiganan, a novel, small peptide anti-infective for topical treatment of patients with mild diabetic foot infection (DFI), from Genaera Corporation (Genaera). The option agreement gives the Company a 90-day exclusive right to enter into a license agreement with Genaera. MacroChem paid Genaera $250,000 for the option agreement.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of

Operations

Note Regarding Forward Looking Statements

This report and the documents incorporated in this report by reference may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “look forward,” “may,” “planned,” “potential,” “should,” “will,” and “would.” These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to: our history of operating losses, our decision to discontinue research and development activities and our need for additional external financing; our need for significant additional product development efforts and additional financing; technological uncertainty relating to transdermal drug delivery systems; the early stage of development of our proposed products; the lack of success of our prior development efforts; uncertainties related to clinical trials of our proposed products; uncertainties relating to government regulation and regulatory approvals; our dependence on third parties for the FDA application process; uncertainties regarding market acceptance of our product candidates; uncertainties regarding the potential health risks of hormone replacement therapies; our ability to identify and obtain rights to products or technologies in order to build our portfolio of product candidates; our ability to recruit additional key employees; our limited personnel and our dependence on continued access to scientific talent; no assurance of our entering into license arrangements; our lack of laboratory facilities and scientific personnel and uncertainties regarding our reliance on third parties to conduct research and development activities for our technologies and product candidates; uncertainties relating to competition, patents and proprietary technology; our dependence on third parties to conduct research and development activities; our dependence on third-party suppliers and manufacturers; uncertainties relating to risks of product liability claims, lack of product liability insurance, and expense and difficulty of obtaining adequate insurance coverage; our majority shareholders, who own a large portion of our voting stock, could control company decisions and could substantially lower the market price of our common stock if they were to sell large blocks of our common stock in the future; uncertainty of pharmaceutical pricing and related matters; volatility of our stock price; the effect that our quotation on the OTC Bulletin Board will have on the liquidity of our common stock; and dilution of our shares as a result of our contractual obligation to issue shares in the future. Additional information on these and other factors which could affect the Company’s actual results and experience are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and, in particular, the section entitled “Risk Factors”.

These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this report or the documents incorporated by reference in this report, or to update the forward-looking statements to reflect events or circumstances occurring after the date of this report.

General

On December 30, 2005 we implemented a 1-for-7 reverse stock split of our common stock and on February 9, 2006 we implemented a subsequent 1-for-6 reverse stock split of our common stock. Unless otherwise noted, data used throughout this Quarterly Report on Form 10-Q has been adjusted to reflect these reverse splits.

We are a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Currently, our portfolio of patented product candidates is based on our drug delivery technologies: SEPA®, MacroDerm™ and DermaPass™. Our SEPA topical drug delivery technology (SEPA is an acronym for “Soft Enhancement of Percutaneous Absorption,” where “soft” refers to the reversibility of the skin effect, and “percutaneous” means “through the skin”) enhances the efficiency and rate of diffusion of drugs into and through the skin. Our patented MacroDerm drug delivery technology encompasses a family of low to moderate molecular weight polymers that impede dermal drug or chemical penetration. We have also filed a patent application for our DermaPass family of transdermal absorption enhancers that have a different drug delivery profile than SEPA, which we believe could be used with a wider range of active pharmaceutical ingredients. Currently, we have two clinical stage investigational new drugs: EcoNail, our lead product, for the treatment of fungal infections of the nails and Opterone, for the treatment of male hypogonadism. We believe that products incorporating our drug delivery technologies may allow selected drugs to be administered more effectively and with improved patient compliance compared to alternative methods of drug administration, such as ingestion and injection.

Since inception, we have been engaged primarily in research and development. We have not generated any meaningful revenues from operations and we have sustained significant operating losses. We anticipate that we will continue to incur significant losses for the foreseeable future. We cannot guarantee that we will be successful in commercializing our products, or that we will ever become profitable. As of June 30, 2007, we had an accumulated deficit of $85,899,964. Our product candidates are in discovery or developmental stages and must undergo a rigorous regulatory approval process, which includes costly and extensive pre-clinical and clinical testing, to demonstrate safety and efficacy before we can market any resulting product. To date, neither the FDA nor any of its international equivalents has approved any of our product candidates for marketing.

Our results of operations can vary significantly from year-to-year and quarter-to-quarter, and depend, among other factors, on:

•	the progress of clinical trials we conduct;

•	the degree of our research, marketing and administrative efforts;

•	our ability to raise additional capital;

•	the signing of licenses and product development agreements;

•	the timing of revenues recognized pursuant to license agreements; and

•	the achievement of milestones by licensees.

The timing of our revenues may not match the timing of our associated product development expenses. To date, our research and development expenses generally have exceeded our revenues in any particular period or fiscal year.

We expect to continue to spend significant amounts on developing and seeking regulatory approval of our lead product, EcoNail. Ultimately, if we receive regulatory approval for EcoNail, significant expenses may be incurred in connection with its commercialization. In addition, we also plan to identify and develop, internally, through in-licensing, or through other collaborative arrangements, additional product candidates and technologies that fit within our growth strategy. If we identify and license potential product candidates, we will incur additional costs in connection with acquisition, development, testing and seeking regulatory approval of those product candidates.

We completed a private placement of our securities to institutional investors, consisting of two closings, for approximately $8,255,000 in gross proceeds. The first closing of the private placement, in which institutional investors acquired 250 shares of Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) and six-year warrants to purchase 2,380,951 shares of common stock at an exercise of $1.26 per share, for an aggregate purchase price of $2,500,000, took place on December 23, 2005 and is described in our Current Report on Form 8-K filed on December 27, 2005. The second closing of the private placement, in which institutional investors acquired 575.5 shares of our Series C Preferred Stock and six-year warrants to purchase 5,480,961 shares of the Company’s common stock at an exercise price of $1.26 per share, for an aggregate purchase price of $5,755,000, occurred on February 13, 2006 and is described in our Report on Form 8-K filed on February 16, 2006. The Series C Preferred Stock has a liquidation value of $10,000 per share, is entitled to a dividend of 10% per annum, payable in cash or shares of our common stock at our option, which dividend rate is subject to increase to 14% upon the occurrence of certain events. The number of shares of common stock into which each share of Series C Preferred Stock is convertible is determined by dividing the liquidation value per share plus all accrued and unpaid dividends thereon by $1.05.

We believe that our existing cash, cash equivalents and short term investments of $2,869,826 as of June 30, 2007 will be sufficient to meet our current operating expenses and capital expenditure requirements into the first quarter of 2008. As described in Note 8 to the Financial Statements, the Company has entered into a 90 day exclusive option to license pexiganan, a novel topical treatment for diabetic foot infections. If this option is exercised, the Company will require significant additional capital to proceed with the development of this new product. The Company’s continuation as a going concern depends on its ability to obtain additional financing, to consummate a strategic transaction or to make alternative arrangements to fund its operations There can be no assurance that the Company will be able to obtain additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund its operations. The Company’s cash requirements may vary materially from those now planned because of changes in the focus and direction of its research and development programs, identification of additional product candidates and technologies, competitive and technical advances, patent developments or other developments related to the status of fund raising.

Research and Development Expenses. Research and development expenses consist of:

•	payments to consultants, investigators, contract research organizations and manufacturers in connection with our pre-clinical and clinical trials;

•	costs associated with conducting our clinical trials;

•	costs of developing and obtaining regulatory approvals; and

•	allocable costs, including occupancy and depreciation.

Because a significant portion of our research and development expenses (including contract research organization costs, manufacturing costs, consulting costs and allocable costs such as occupancy and depreciation) benefit multiple projects or our drug delivery technologies in general, we do not track these expenses by project. For the three month period ended June 30, 2007, we spent $257,949 on research and development, including $235,315 in costs associated with a clinical trial for EcoNail and $22,634 in costs not specifically tracked to a project. For the three month period ended June 30, 2006, we spent $90,243 on research and development, including $83,215 in costs associated with a clinical trial for EcoNail and $7,028 in costs not specifically tracked to a project. For the six-month period ended June 30, 2007, we spent $556,398 on research and development, including $464,829 in costs associated with a clinical trial for EcoNail and $91,569 in costs not specifically tracked to a project. For the six month period ended June 30, 2006, we spent $156,225 on research and development, including $147,847 in costs associated with a clinical trial for EcoNail and $8,378 in costs not specifically tracked to a project.

Each of our research and development programs is subject to risks and uncertainties, including the requirement to seek regulatory approval, that are outside of our control. Moreover, the product candidates identified in these research and development programs, which currently are in developmental stages, must overcome significant technological, manufacturing and marketing challenges before they can be successfully commercialized. As a result of these risks and uncertainties, we are unable to predict with any certainty the period in which material net cash inflows from these projects could be expected to commence or the completion date of these programs. For example, we are seeking a partner to advance development of our Opterone product candidate. We cannot predict whether our efforts to find a partner will be successful nor can we predict the manner and timing in which any eventual partner may elect to pursue development of Opterone. Moreover, we may elect not to develop Opterone further if we cannot find a partner. In addition, these risks and uncertainties also prevent us from estimating with any certainty the specific timing and future costs of our clinical development programs, although historical trends at similarly situated companies indicate that research and development expenses tend to increase in later stages of clinical development. Our failure to obtain requisite governmental approvals timely or at all will delay or preclude us from licensing or marketing our products or limit the commercial use of our products, which could adversely affect our business, financial condition and results of operations.

Marketing, General and Administrative Expenses. Marketing, general and administrative expenses consist primarily of salaries and other related costs for personnel, marketing and promotion, professional fees and facilities costs. Assuming we are able to raise sufficient capital, we anticipate that marketing, general and administrative expenses will increase over the next several years as we begin, when appropriate, to license, partner, or market our product candidates if and when they receive regulatory approval.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to our financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2006, includes a summary of the significant accounting policies and methods we use in the preparation of our financial statements. The following is a brief discussion of the more significant accounting policies and methods that affect the judgments and estimates used in the preparation of our financial statements.

Patent Assets. We defer costs and expenses incurred in connection with pending patent applications. We amortize costs related to successful patent applications over the estimated useful lives of the patents using the straight-line method. We charge accumulated patent costs and deferred patent application costs related to patents that are considered to have limited future value to operations. Estimates we use to determine the future value of deferred patent costs include analysis of potential market size, time and cost to complete clinical trials, anticipated interest in our products and potential value for licensing or partnering opportunities. We recognize revenues derived or expected to be derived from the sale, assignment, transfer, or licensing of patents or other intellectual property based upon the terms of the relevant agreement.

Research and Development. Research and development costs are expensed in the period in which they are incurred.

Warrants Liability. Based on certain terms in the warrants that we issued in connection with the sale of our Series C Cumulative Convertible Preferred Stock, we determined that the warrants should be classified as a liability and valued at fair market value each reporting period, with the changes in fair value recorded in earnings, in accordance with EITF 00-19, “Accounting for Derivative Financial Investments Indexed to, and Potentially Settled in, a Company’s Own Stock.” We will continue to evaluate the warrants under EITF 00-19 to determine when, if ever, they meet certain criteria under EITF 00-19 for permanent equity.

Results of Operations

We had no revenues for the three and six month periods ending June 30, 2007 and June 30, 2006. For the year ending December 31, 2007, we do not expect to have any revenues.

For the three month period ended June 30, 2007, research and development costs increased by $167,706, or 185.8% to $257,949 from $90,243 in the three month period ended June 30, 2006. The increase is primarily attributable to the increase in spending on the clinical trial of $153,450 in the three month period ended June 30, 2007 compared with the same period in 2006. There was also an increase in general research and development costs of approximately $20,000 for the three months ended June 30, 2007.

For the six month period ended June 30, 2007, research and development costs increased by $400,173, or 256.2%, to $556,398 from $156,225 in the six month period ended June 30, 2006. The increase is primarily attributable to the increase in spending on the clinical trial of $316,982 in the six month period ended June 30, 2007 compared with the same period in 2006 as well as an increase in general research and development consulting costs of approximately $85,000. For each of the next two quarters, we expect research and development spending to increase from the level seen in the first two quarters of 2007 as we continue the clinical trial for EcoNail.

For the three month period ended June 30, 2007, marketing, general and administrative costs decreased by $78,607, or 8.0% to $897,953 from $976,560 in the three month period ended June 30, 2006. The decrease is attributable to a decrease in salary and related expenses of $90,862, insurance expense of $12,293, conferences and travel of $44,594 and a decrease in stock based compensation of $65,827 for the three month period ended June 30, 2007. The decrease was partially offset by an increase in legal, audit and patent related costs of $100,945 and consulting and investor relations expense of $31,155.

For the six month period ended June 30, 2007, marketing, general and administrative costs decreased by $215,423, or 10.2%, to $1,902,264, from $2,117,687 in the six month period ended June 30, 2006. The decrease is primarily attributable to the Company’s adoption of SFAS No. 123R on January 1, 2006, which requires the expensing of stock options granted to employees based on the fair value on the date of the grant. The amount expensed for the six month period ended June 30, 2007 was $307,255 compared to $674,597 for the six month period ended June 30, 2006, resulting in a decrease in the expense of $367,342. The decrease was partially offset by an increase in salary and related expenses of $20,882 during the six month period ended June 30, 2007. In addition, in the six month period ended June 30, 2007, legal, audit and patent expenses increased by approximately $140,927, and consulting and investor relations expenses increased by $60,103. For each of the next two quarters, we expect marketing, general and administrative spending to approximate the same level as seen in the first two quarters of 2007.

Other income and expense decreased by $6,921,626 to a loss of $1,444,391 in the three month period ended June 30, 2007 from a gain of $5,477,235 in the three month period ended June 30, 2006. The decrease is primarily attributable to an increase in the loss associated with the change in value of the warrant liability of $1,515,006 for the three month period ended June 30, 2007. Interest income also decreased by $54,795, or 74.6% to $18,615 in the three month period ended June 30, 2007 from $73,410 in the three month period ended June 30, 2006. The decrease in interest expense is due to less cash available for investing purposes during the three month period ended June 30, 2007.

Other income and expense decreased by $6,362,708 to a loss of $1,669,724 in the six month period ended June 30, 2007 from a gain of $4,692,984 in the six month period ended June 30, 2006. The decrease is primarily attributable to an increase in the loss associated with the change in value of warrant liability of $1,790,869. Interest income also decreased by $66,007, or 55.4%, to $53,145 in the six month period ended June 30, 2007 from $119,152 in the six month period ended June 30, 2006. The decrease in interest income is due to less cash available for investing purposes during the six month period ended June 30, 2007.

For the reasons described above, the Company’s financial statements reflect a net loss of $2,600,293 in the three month period ended June 30, 2007 compared with a net gain of $4,410,432 in the three month period ended June 30, 2006. For the six month period ended June 30, 2007, the Company’s financial statements reflect a net loss of $4,128,386 compared to a net gain of $2,419,072 in the six month period ended June 30, 2006.

Liquidity and Capital Resources

Since inception, our primary source of funding for our operations has been the private and public sale of our securities, and, to a lesser extent, the licensing of our proprietary technology and products, research collaborations, feasibility studies, government grants and the limited sales of products and test materials. During the first six months of 2007, we did not receive any proceeds from the exercise of options or warrants or from the sale of our securities. During the first six months of 2006, we received gross proceeds of $5,755,000 ($5,186,908 net of proceeds) as a result of the sale of our Series C Cumulative Convertible Preferred Stock in a private placement financing transaction, but no proceeds from the exercise of options and warrants.

At June 30, 2007, working capital was approximately $2,783,000, compared to $6,500,000 at June 30, 2006. The decrease in our working capital reflects use of funds in operations. Until such time as we obtain agreements with third-party licensees or partners to provide funding for our anticipated business activities, or otherwise generate revenue from the commercialization of our products, we will use our working capital to fund our operating activities.

Pursuant to a plan approved by our Board of Directors in 1998, we are authorized to repurchase 23,809 shares of our common stock to be held as treasury shares for future use. During the six month period ended June 30, 2007, we did not repurchase any shares of common stock. At June 30, 2007, 529 repurchased shares remain available for future use and 16,180 shares remain available for repurchase under the plan.

The Company had no capital expenditures or patent development costs for the three and six month periods ended June 30, 2007. Capital expenditures and patent development costs were $21,256 and $36,169 for the three and six month periods ended June 30, 2006, respectively. We anticipate additional capital and patent expenditures will be approximately $50,000 for the remainder of the fiscal year ending December 31, 2007.

As of June 30, 2007, we had $2,869,826 in cash, cash equivalents and short-term investments. We believe that our existing cash, cash equivalents and short-term investments will be sufficient to meet our current operating expenses and capital expenditure requirements into the first quarter of 2008. As described in Note 8 to the Financial Statements, the Company has entered into a 90-day exclusive option to license pexiganan, a novel, topical treatment for diabetic foot infections. If this option is exercised, the Company will require significant additional capital to proceed with the development of this new product. The Company’s continuation as a going concern depends on its ability to obtain additional financing, to consummate a strategic transaction or to make alternative arrangements to fund its operations There can be no assurance that the Company will be able to obtain additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund its operations. Our cash requirements may vary materially from those now planned because of changes in the focus and direction of our research and development programs, identification of additional product candidates and technologies, competitive and technical advances, patent developments or other developments related to the status of fund raising. We will require additional financing to continue operations after we exhaust our current capital resources and to continue our long-term plans for clinical trials and new product development. We expect to continue financing our operations through sales of our securities, strategic alliances or other financing vehicles, if any, that might become available to us on terms that we deem acceptable.

We do not enter into financial instrument transactions for trading or speculative purposes. We do not intend to establish any special purpose entity and do not have any material off balance sheet financing transactions. We do not believe that inflation will have any significant effect on the results of our operations.

At June 30, 2007, the Company had no long-term contractual obligations.

Recent Accounting Pronouncements

In June of 2006, the FASB issued Financial Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109, “Accounting for Income Taxes”. The interpretation was effective for fiscal years beginning after December 15, 2006. The adoption of this new standard did not have a material impact on our financial position, results of operations or cash flows.

On September 15, 2006, the FASB issued SFAS Statement No. 157, “Fair Value Measurements” (“SFAS 157”). This statement provides enhanced guidance for using fair value to measure assets and liabilities. This statement also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value in any new circumstances. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not expect our adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

In February of 2007, the FASB issued SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS 159 on our financial results.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Cash, Cash Equivalents and Short-Term Investments

As of June 30, 2007, we were exposed to market risks, which relate primarily to changes in U.S. interest rates. Our cash equivalents and short-term investments are subject to interest rate risk and will decline in value if interest rates increase. Due to the short duration of these financial instruments, generally one year or less, changes in interest rates would not have a material effect on our financial position. A hypothetical 10% change in interest rates would not have a material effect on our Statement of Operations or Cash Flows for the six months ending June 30, 2007.

Item 4. Controls and Procedures

As of the end of the period covered by this report, we carried out a review, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in the SEC rules promulgated under the Securities Exchange Act of 1934, as amended), which are designed to ensure that information required to be disclosed in our Securities and Exchange Commission reports is properly and timely recorded, processed, summarized and reported. Based upon that review, our Chief Executive Officer and Chief Financial Officer concluded that while our disclosure controls and procedures are effective in timely alerting them to material information required to be included in our periodic filings with the Securities and Exchange Commission, there is a lack of segregation of duties at the Company due to the small number of employees dealing with general administrative and financial matters. This constitutes a significant deficiency in financial reporting. However, at this time management has decided that, considering the employees involved and the control procedures in place, the risks associated with such lack of segregation are insignificant, and the potential benefits of adding additional employees to clearly segregate duties do not justify the expenses associated with such increases. Management will continue to evaluate this segregation of duties.

There were no changes in our internal control over financial reporting that occurred during the quarter ended June 30, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1A.	Risk Factors.

There have been no material changes to the risk factors included in Item 1A of Part I of our annual Report on Form 10-K for the year ended December 31, 2006.

Item 4. Submission of Matters to a Vote of Security Holders

The Company’s Annual Meeting of Stockholders was held on May 10, 2007. At the meeting (i) all seven director nominees were elected, (ii) the appointment of Vitale, Caturano & Company, Ltd. as the Company’s independent registered public accounting firm was ratified, and (iii) amendments to the Company’s 2001 Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan by 1,000,000, were approved.

(i) The following directors were elected for one year terms by the votes indicated: Robert J. DeLuccia, 5,235,555 for, 20,908 against or withheld; John L. Zabriskie, 5,234,887 for, 21,576 against or withheld; Peter G. Martin, 5,235,573 for, 20,890 against or withheld; Jeffrey B. Davis, 5,234,696 for, 21,767 against or withheld; Michael A. Davis, 5,234,691 for, 21,772 against or withheld; Paul S. Echenberg, 5,235,542 for, 20,921 against or withheld; and Mark J. Alvino, 5,235,469 for, 20,994 against or withheld.

(ii) The appointment of Vitale, Caturano & Company, Ltd. was ratified by a vote of 5,239,101 for, 15,336 against and 2,026 abstaining.

(iii) Amendments to the Company’s 2001 Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan by 1,000,000 were approved by vote of 3,563,622 for, 95,174 against, 706 abstaining and 1,596,961 broker non-votes.

Item 6.	Exhibits.

The following is a list of exhibits to this Quarterly Report on Form 10-Q:

3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-13634).

3.2	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 5 to the Company’s Current Report on Form 8-K dated August 13, 1999 (File No. 0-13634).

31.1	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Principal Executive Officer Pursuant to Section 1350, Chapter 63 of Title 18, United States Code, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Principal Financial Officer Pursuant to Section 1350, Chapter 63 of Title 18, United States Code, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MacroChem Corporation
(Registrant)

August 14, 2007	/s/ Robert J. DeLuccia
Robert J. DeLuccia President and Chief Executive Officer (Principal Executive Officer)

/s/ Bernard R. Patriacca
Bernard R. Patriacca Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

EXHIBIT INDEX

The following is a list of exhibits to this Quarterly Report on Form 10-Q:

3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-13634).
3.2	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 5 to the Company’s Current Report on Form 8-K dated August 13, 1999 (File No. 0-13634).
31.1	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Principal Executive Officer Pursuant to Section 1350, Chapter 63 of Title 18, United States Code, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Principal Financial Officer Pursuant to Section 1350, Chapter 63 of Title 18, United States Code, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.